                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   Form U-5S/A

                               AMENDMENT NO. 1 TO
                                  ANNUAL REPORT

                      For the year ended December 31, 2004

        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                              Houston, Texas 70002

                              Utility Holding, LLC
                           200 West Ninth Street Plaza
                                    Suite 411
                           Wilmington, Delaware 19801

The following sections of CenterPoint Energy, Inc.'s ("CenterPoint") Form U-5S for the year ended December 31, 2004, filed on May 2, 2004 with the Securities and Exchange Commission (the "Commission") are hereby amended or restated as indicated below.

ITEM 6. OFFICERS AND DIRECTORS - PART I.

      The names, principal address and positions held as of December 31, 2004 of the officers and directors of system companies is presented in the tables on the following pages. The principal business address of each officer and director is indicated in such tables by the numbers (1) through (10). The addresses associated with these number designations are shown in the address key below. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.

                                           CENTERPOINT    UTILITY     CNP                                    CNP TRANSITION
                            CENTERPOINT   ENERGY SERVICE  HOLDING,  FUNDING   CNP HOUSTON   CNP TRANSITION  BOND COMPANY II,
  DIRECTORS AND OFFICERS    ENERGY, INC.   COMPANY, LLC     LLC     COMPANY  ELECTRIC, LLC   BOND COMPANY         LLC
--------------------------  ------------  --------------  --------  -------  -------------  --------------  ----------------
Milton Carroll (1)          D, COB
John T. Cater (1)           D
Derrill Cody (1)            D
O. Holcombe Crosswell (1)   D
Thomas F. Madison (1)       D
David M. McClanahan (1)     D, P, CEO      M, P, CEO                D, C, P    M, C
Robert T. O'Connell (1)     D
Michael E. Shannon (1)      D
Scott E. Rozzell (1)        EVP, GC, S     EVP, GC, S               VP, S      EVP, GC, S     EVP, GC, S
Gary L. Whitlock (1)        EVP, CFO       EVP, CFO                 VP         EVP, CFO       M, P
James S. Brian (1)          SVP, CAO       SVP, CAO                            SVP, CAO       M, SVP, CAO
Johnny L. Blau (1)                         SVP
Preston Johnson, Jr. (1)    SVP            SVP
Byron R. Kelley (1)         SVP
Thomas R. Standish (1)      SVP            SVP                                 P, COO
Bernard J. Angelo (9)                                                                        M
Patricia F. Genzel (2)                                    M, P, S
Andrew L. Stidd (9)                                                                          M
Jeff W. Bonham (1)          VP             VP
Rick L. Campbell (1)                       VP
Brenda S. Cauthen (1)       VP             VP
Donato Cortez, Jr. (1)                                                         VP
Walter L. Fitzgerald (1)    VP, CO         VP, CO                              VP, CO         VP, CO

Patricia F. Graham (1)                     VP
John C. Houston (1)                                                      VP
Marc Kilbride (1)           VP, T          VP, T                 VP, T   VP, T        M, VP, T     M
Deborah C. Korenek (1)                                                   VP
Floyd J. LeBlanc, Jr. (1)   VP             VP
Joseph B. McGoldrick (1)    VP             VP
Doyle W. McQuillon (1)                                                   VP, GM
Sharon Michael-Owens (1)                                                 VP
H. Wayne Roesler (1)                       VP
Steven H. Schuler (1)                      VP
Rufus S. Scott (1)          VP, DGC, AS    VP, DGC, AS           VP, AS  VP, DGC, AS  VP, DGC, AS
Jim F. Schaefer (1)                                                      VP, GM
Allan E. Schoeneberg (1)                   VP
William J. Starr (1)        VP             VP
C. Dean Woods (1)                          DVP
Richard B. Dauphin (1)      AS             AS                    AS      AS           AS
Gretchen H. Denum (1)       AS             AS
Linda Geiger (1)            AT             AT                    AT      AT           AT
Eva M. Brumfield (1)                       VP
Leah R. Kasparek (1)                       VP
Teresa L. Naylor (1)                       VP
Kamini Patel (2)                                         VP, AS

 DIRECTORS AND OFFICERS   HI FINANCECO GP, LLC  CNP AVCO HOLDINGS, LLC
------------------------  --------------------  ----------------------
David M. McClanahan (1)      P                          D,P
Scott E. Rozzell (1)         EVP, S                     VP, S
Gary L. Whitlock (1)         EVP, CFO
James S. Brian (1)           SVP, CAO
Marc Kilbride (1)            M, VP, T                   VP, T
Rufus S. Scott (1)           VP, AS                     VP, AS
Allen E. Schoeneberg (1)                                VP
Richard B. Dauphin (1)       AS                         AS
Linda Geiger (1)             AT                         AT

                                                 CNP INVESTMENT
 DIRECTORS AND OFFICERS   CNP ENERGY, INC. (DE)  MANAGEMENT, INC.
------------------------  ---------------------  ----------------
David M. McClanahan (1)        D
Scott E. Rozzell (1)
Gary L. Whitlock (1)
Patricia F. Genzel (2)                               D, P, S
Mike W. Watters (1)                                  D
Marc Kilbride (1)
Kamini D. Patel (2)                                  VP, AS
Richard B. Dauphin (1)
Linda Geiger (1)

 DIRECTORS AND OFFICERS     CNP POWER SYSTEMS, INC.  CNP PRODUCTS, INC.  CNP PROPERTIES, INC.  CNP TEGCO, INC.
--------------------------  -----------------------  ------------------  --------------------  ---------------
David M. McClanahan (1)              C                    D, P                D, C, P               D, P
Scott E. Rozzell (1)                 VP, S                VP, S               VP, S                 VP, S
Wayne D. Stinnett, Jr. (1)           D, VP
Gary L. Whitlock (1)                                      VP
Preston Johnson, Jr. (1)                                                      D, VP
Marc Kilbride (1)                    VP, T                VP, T               VP, T                 VP, T
Allan E. Schoeneberg (1)                                                      VP
Rufus S. Scott (1)                   VP, AS               VP, AS              VP, AS                VP, AS
Richard Snyder (1)                   P, COO
Richard B. Dauphin (1)               AS                   AS                  AS                    AS
Linda Geiger (1)                     AT                   AT                  AT                    AT

 DIRECTORS AND OFFICERS   NORAM ENERGY CORP.
------------------------  ------------------
David M. McClanahan (1)       P
Scott E. Rozzell (1)          VP, S
James S. Brian (1)
Marc Kilbride (1)             VP, T
Rufus S. Scott (1)
Richard B. Dauphin (1)        AS
Linda Geiger (1)              AT

                            TEXAS GENCO                                               UTILITY RAIL
 DIRECTORS AND OFFICERS    HOLDINGS, INC.  TEXAS GENCO GP, LLC  TEXAS GENCO LP, LLC  SERVICES, INC.
-------------------------  --------------  -------------------  -------------------  --------------
David M. McClanahan (1)                                                                   C, P
Scott E. Rozzell (1)       EVP, GC, S          EVP, GC, S                                 VP, S
David G. Tees (1)          P, CEO              M, P, CEO
Gary L. Whitlock (1)       EVP, CFO            EVP, CFO
James S. Brian (1)         SVP, CAO            SVP, CAO                                   D, VP
Patricia F. Genzel (2)                                                M, P, S
Walter L. Fitzgerald (1)   VP, CO              CP, CO
Marc Kilbride (1)          VP, T               VP, T                                      VP, T
Joseph B. McGoldrick (1)   VP
Michael A. Reed (1)        VP                  VP
Rufus S. Scott (1)         D, VP, DGC, AS      VP, DGC, AS                                VP, AS
William J. Starr (1)       VP
Jerome D. Svatek (1)       VP                  VP
Richard B. Dauphin (1)     AS                  AS                                         AS
Linda Geiger (1)           AT                  AT                                         AT

                                                                                     ARKANSAS
                              CNP RESOURCES,  ALG GAS SUPPLY  ALLIED MATERIALS  LOUISIANA FINANCE  ARKLA INDUSTRIES,  ARKLA PRODUCTS
   DIRECTORS AND OFFICERS          CORP.          COMPANY        CORPORATION       CORPORATION            INC.           COMPANY
----------------------------  --------------  --------------  ----------------  -----------------  -----------------  --------------
David M. McClanahan (1)        D, C, P, CEO                       D, C, CEO                             D, P
Scott E. Rozzell (1)           EVP, GC, S        VP, S            VP, S              VP, S              VP, S              EVP, S
Gary L. Whitlock (1)           EVP, CFO                                              D, VP              D, VP
James S. Brian (1)             SVP, CAO          D, VP                               D, VP              D, VP              D
Preston Johnson, Jr. (1)       SVP
Gary M. Cerny (7)              DP
Constantine S. Liollio (1)     DP                D, P                                D, P                                  D, P
Georgianna E. Nichols (1)      DP
Jerry W. Plant (4)                                                D, P
Wayne D. Stinnett, Jr. (1)     SVP                                D, VP

Walter L. Fitzgerald (1)      VP, CO
Marc Kilbride (1)             VP, T           VP, T           VP, T             VP, T              VP, T              VP, T
Rufus S. Scott (1)            VP, DGC, AS     VP, AS                            VP, AS             VP, AS             VP, AS
William J. Starr (1)          VP
Brenda A. Bjorklund (7)       AS
Richard B. Dauphin (1)        AS              AS              AS                AS                 AS                 AS
Daniel O. Hagen (7)           AS
George C. Hepburn, III (1)    DVP, AS                         VP, AS
Benjamin J. Reese (1)         DVP
Linda Geiger (1)              AT              AT              AT                AT                 AT                 AT
Michelle Willis (3)           AS

                                                                                CNP FIELD       CNP GAS
                              CNP ALTERNATIVE  CNP CONSUMER    CNP FIELD         SERVICES     PROCESSING,
   DIRECTORS AND OFFICERS       FUELS, INC.     GROUP, INC.  SERVICES, INC.   HOLDINGS, INC.     INC.
----------------------------  ---------------  ------------  --------------   --------------  -----------
David M. McClanahan (1)          D, P             D, C
Scott E. Rozzell (1)             VP, S            VP, S                        VP, S          VP, S
Gary M. Cerny (7)                                 P
Hugh G. Maddox (3)                                             D, SVP, COO                    D, SVP, COO
L. Patrick Giroir (1)                                          VP
Wayne D. Stinnett, Jr. (1)       D, VP
Cyril J. Zebot (1)                                                             D, VP
Marc Kilbride (1)                VP, T            VP, T                        VP, T
Peter M. Kirsch (1)                                            VP
William May (1)                                                VP
Andrea L. Newman (7)                              VP
Rufus S. Scott (1)               VP, AS           VP, AS                       VP, AS
Mark C. Schroeder (1)                                          VP, GC, S                      VP, GS, S
Kenneth H. Schmidt (1)                                         T                              T
Brenda A. Bjorklund (7)                           AS
Douglas H. Darrow (1)                                          AS                             AS
Richard B. Dauphin (1)           AS               AS                           AS
Linda Geiger (1)                 AT               AT                           AT
Michelle Willis (3)                                            AS                             AS

                              CNP GAS RECEIVABLES,   CNP GAS TRANSMISSION                             CNP - ILLINOIS GAS
   DIRECTORS AND OFFICERS              LLC                  COMPANY         CNP HUB SERVICES, INC.   TRANSMISSION COMPANY
---------------------------   --------------------   --------------------   ----------------------   --------------------
Byron R. Kelley (1)                                      D, P
Scott E. Rozzell (1)              EVP, GC, S                                    VP, S                  VP, S
Gary L. Whitlock (1)              M, P
James S. Brian (1)                SVP, CAO
Frank B. Bilotta (8)              IM
Walter L. Ferguson (1)                                   D, VP                                         D, VP
Willie D. Underwood (1)                                  VP
L. Patrick Giroir (1)                                    VP
Constantine S. Liollio (1)
Benjamin J. Reese (1)
Wayne D. Stinnett, Jr. (1)
Cyril J. Zebot (1)                                       VP                     D, VP                  VP
Walter L. Fitzgerald (1)          VP, CO
Marc Kilbride (1)                 M, VP, T                                      VP, T                  VP, T
Rufus S. Scott (1)                VP, DGC, AS                                   VP, AS                 VP, AS
Robert A. Trost (6)                                                                                    VP
Mark C. Schroeder (1)                                    VP, GC, S
Kenneth H. Schmidt (1)                                   T
Douglas H. Darrow (1)                                    AS
Richard B. Dauphin (1)            AS                                            AS                     AS
George C. Hepburn, III (1)
Linda Geiger (1)                  AT                                            AT                     AT
Michelle Willis (3)                                      AS

                                            PINE PIPELINE
                            CNP INTRASTATE   ACQUISITION  CNP GAS SERVICES,     CNP RETAIL       CNP - MRT    CNP MRT HOLDINGS,
  DIRECTORS AND OFFICERS    HOLDINGS, LLC      COMPANY          INC.          INTERESTS, INC.   CORPORATION          INC.
--------------------------  --------------  ------------- -----------------   ---------------   -----------   ----------------
Byron R. Kelley (1)                                                                              D, P
Scott E. Rozzell (1)         VP, S                                              VP, S                               VP, S
Walter L. Ferguson (1)                                                                           D, VP
Benjamin J. Reese (1)                                       VP
Wayne D. Stinnett, Jr. (1)                                  D, P                D, P
Cyril J. Zebot (1)           M, VP          M, VP                                                VP                 D, P
Marc Kilbride (1)            VP, T                          VP, T               VP, T                               VP, T
Rufus S. Scott (1)           VP, AS                                             VP, AS                              VP, AS
Robert A. Trost (6)                                                                              VP
Mark C. Schroeder (1)                                                                            VP, GC, S
Kenneth H. Schmidt (1)                                                                           T
Douglas H. Darrow (1)                                                                            AS
Richard B. Dauphin (1)       AS                                                 AS                                  AS
Linda Geiger (1)             AT                             AT                  AT                                  AT
Michelle Willis (3)                                                                              AS
Sylvia Z. Zuroweste (6)                                                                          AS
James G. Beste (1)                                          AS
George C. Hepburn, III (1)                                  VP, GC, S
Edwin J. Spiegel (6)                                        SVP
Kevin J. Blase (6)                                          VP

                                                                                              CNP TRADING &
                                                                                             TRANSPORTATION
 DIRECTORS AND OFFICERS  CNP MRT SERVICES COMPANY  CNP PIPELINE SERVICES, INC.  CNP OQ, LLC   GROUP, INC.
-----------------------  ------------------------  ---------------------------  -----------  --------------
David M. McClanahan (1)                                                                        D, P
Byron R. Kelley (1)                                          D, P
Scott E. Rozzell (1)            VP, S                                             VP, S        VP, S
Walter L. Ferguson (1)                                       VP                   D, VP
Cyril J. Zebot (1)                                                                VP
Frank J. Antoine (3)                                         VP
Marc Kilbride (1)               VP, T                                             VP, T        VP, T
Rufus S. Scott (1)              VP, AS                                            VP, AS       VP, AS
Robert A. Trost (6)             D, VP, GM

Mark C. Schroeder (1)          VP, GC, S
Kenneth H. Schmidt (1)         T
Douglas H. Darrow (1)          AS
Richard B. Dauphin (1)    AS              AS   AS
Linda Geiger (1)          AT              AT   AT
Michelle Willis (3)            AS
Sylvia Z. Zuroweste (6)   AS

                                ENTEX GAS                         ENTEX OIL & GAS                 CNP INTRASTATE
  DIRECTORS AND OFFICERS    MARKETING COMPANY   ENTEX NGV, INC.       COMPANY       INTEX, INC.   PIPELINES, INC.
--------------------------  -----------------   ---------------   ---------------   -----------   ---------------
David M. McClanahan (1)        D, C, P            D, P             C, P
Scott E. Rozzell (1)           VP, S              VP, S            VP, S            VP, S
Benjamin J. Reese (1)          VP                                  VP                               VP
Wayne D. Stinnett, Jr. (1)     D, SVP             D, VP            D, SVP           D, P            D, P
Marc Kilbride (1)              VP, T              VP, T            VP, T            VP, T           VP, T
Rufus S. Scott (1)             VP, AS             VP, AS                            VP, AS
Richard B. Dauphin (1)         AS                 AS               AS               AS              AS
George C. Hepburn, III (1)                                         VP, AS                           VP, GC, S
Linda Geiger (1)               AT                 AT               AT               AT              AT

                                MINNESOTA
                                INTRASTATE     NATIONAL FURNACE  NORAM UTILITY      CNP FUNDS
  DIRECTORS AND OFFICERS     PIPELINE COMPANY       COMPANY      SERVICES, INC.  MANAGEMENT, INC.  UNITED GAS, INC.
--------------------------   ----------------  ----------------  --------------  ----------------  ----------------
David M. McClanahan (1)           D, C                                D, P                              D, P
Scott E. Rozzell (1)              VP, S              VP, S            VP, S                             VP, S
Benjamin J. Reese (1)
Wayne D. Stinnett, Jr. (1)
James S. Brian (1)                                   D
Gary M. Cerny (7)                 D, P
Andre Feldman                                                                         D, P
Phillip R. Hammond (7)            D, VP
Constantine S. Liollio (1)                           D, P
Marc Kilbride (1)                 VP, T              VP, T            VP, T                             VP, T

Rufus S. Scott (1)          VP, AS  VP, AS  VP, AS       VP, AS
Brenda A. Bjorklund (7)     AS
Richard B. Dauphin (1)      AS      AS      AS           AS
George C. Hepburn, III (1)
Linda Geiger (1)            AT      AT      AT           AT

                          CNP INTERNATIONAL,  CNP INTERNATIONAL  RE EL SALVADOR, S.A.  CNP INTERNATIONAL II,
 DIRECTORS AND OFFICERS          INC.           HOLDINGS, LLC           DE C.V.                 INC.          HIE FORD HEIGHTS, INC.
------------------------  ------------------  -----------------  --------------------  ---------------------  ----------------------
David M. McClanahan (1)      D, C, P
Joseph B. McGoldrick (1)     VP                     M, VP                                    D, VP                  D, VP
Scott E. Rozzell (1)         EVP, S                 VP, S                                    VP, S                  VP, S
Gary L. Whitlock (1)         D, EVP                 P                                        P                      P
Marc Kilbride (1)            VP, T                  VP, T                                    VP, T                  VP, T
Steven H. Schuler (1)        VP                     VP                                       VP
Rufus S. Scott (1)           VP, AS                 VP, AS                                   VP, AS                 VP, AS
Richard B. Dauphin (1)       AS                     AS                                       AS                     AS
Linda Geiger (1)             AT                     AT                                       AT                     AT

                                                         CNP
                           BLOCK 368   HIE FULTON,  INTERNATIONAL
 DIRECTORS AND OFFICERS     GP, LLC        INC.     SERVICES, INC.  CNP LIGHT, INC.
------------------------  -----------  -----------  --------------  ---------------
Joseph B. McGoldrick (1)  P               D, VP           D, VP            D, VP
Scott E. Rozzell (1)      VP, S           VP, S           VP, S            VP, S
Gary L. Whitlock (1)                      P               P                P
Marc Kilbride (1)         VP, T           VP, T           VP, T            VP, T
Steven H. Schuler (1)     M, VP           VP              VP               D, VP
Rufus S. Scott (1)        VP, DGC, AS     VP, AS          VP, AS
Douglas H. Darrow (1)
Richard B. Dauphin (1)    AS              AS              AS               AS
Linda Geiger (1)          AT              AT              AT               AT

                           RE       RE    HIE BRASIL        RE          RE         RE                       VENUS        WORLDWIDE
                         BRASIL,  BRAZIL   RIO SUL    INTERNATIONAL    BRAZIL   COLOMBIA  RE OUTSOURCE  GENERATION EL    ELECTRIC
 DIRECTORS AND OFFICERS   LTDA.    LTD.     LTDA.      BRASIL LTDA.  TIETE LTD    LTDA.       LTD.        SALVADOR     HOLDINGS B.V.
-----------------------  -------  ------  ----------  -------------  ---------  --------  ------------  -------------  -------------
Steven H. Schuler (1)      DM       D        DM            DM            D         D           D

A.    POSITIONS CODES

           ADT             Administrative Trustee
            AS             Assistant Secretary
            AT             Assistant Treasurer
            C              Chairman
           CAO             Chief Accounting Officer
           CEO             Chief Executive Officer
           CFO             Chief Financial Officer
           CIO             Chief Information Officer
            CO             Controller
           COB             Chairman of the Board
           COO             Chief Operating Officer
            D              Director
           DGC             Deputy General Counsel
            DM             Delegate Member
           DTR             Delaware Trustee
            DP             Division President
           DVP             Division Vice President
           EVP             Executive Vice President
            GC             General Counsel
            GM             General Manager
            GP             Group President
            IM             Independent Manager
            M              Manager
            P              President
            S              Secretary
           SVP             Senior Vice President
            T              Treasurer
            TR             Trustee
            VP             Vice President

B.    ADDRESS CODES

             1          1111 Louisiana
                        Houston, Texas 77002

             2          1011 Centre Road Suite 324
                        Wilmington, Delaware  19805

             3          525 Milam Street
                        Shreveport, Louisiana 71101

             4          2301 N. W. 39th Expressway, Suite 200
                        Oklahoma City, OK 73112

             5          700 W. Linden Avenue
                        Minneapolis, Minnesota 55403

             6          9900 Clayton Road
                         St. Louis, Missouri 63124

             7          800 LaSalle
                        Minneapolis, Minnesota 55402

             8          114 West 47th Street, Suite 1715
                        New York, New York 10036

             9          400 West Main Street, Suite 338
                        Babylon, New York 11702

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                              FINANCIAL STATEMENTS

The consolidated financial statements for CenterPoint and its subsidiaries as of December 31, 2004 have heretofore been filed with the Commission and are incorporated herein by reference and made a part hereof by reference to CenterPoint's annual report on Form 10-K for the year ended December 31, 2004.

The consolidating financial statements for CenterPoint and its subsidiaries as of December 31, 2004 are attached hereto as Exhibit F-7.

                                    EXHIBITS

EXHIBIT F SCHEDULES SUPPORTING ITEMS OF THE REPORT

F-1 Chart setting forth system companies and investments therein as of December 31, 2004.

F-7 Consolidating financial statements for CenterPoint and its subsidiaries as of December 31, 2004.

                                    SIGNATURE

      Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                       CENTERPOINT ENERGY, INC.,
                              for itself and on behalf of UTILITY HOLDING, LLC

                       By:    /s/ Rufus S. Scott
                              --------------------------------------------------
                       Name:  Rufus S. Scott
                       Title: Vice President, Deputy General Counsel and
                              Assistant Corporate Secretary

Date: May 17, 2005